Exhibit 4.12

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

BRENDAN TECHNOLOGIES, INC.

15% SECURED PROMISSORY NOTE

$__________	July 12, 2007

FOR VALUE RECEIVED, Brendan Technologies, Inc., a Nevada corporation (the “Maker”), with its principal offices located at 2236 Rutherford Rd., Suite 107, Carlsbad, California 92008, promises to pay to the order of __________, or its registered assigns (the “Payee”), upon the terms set forth below, the principal sum of _______ dollars ($________) plus interest on the unpaid principal sum outstanding at the rate of 15% per annum (this “Note”). Terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Loan and Security Agreement, dated as of July 10, 2007, between the Maker, the Guarantors and the Secured Parties (as such terms are defined in such Loan and Security Agreement) (“the Loan and Security Agreement”).

1. Payments.

(a)  The full amount of principal and accrued interest under this Note shall be due on April 10, 2008 (the “Maturity Date”), unless due earlier in accordance with the terms of this Note.

(b)  The Maker shall pay interest to the Payee on the aggregate then outstanding principal amount of this Note at the rate of 15% per annum, accrued daily and payable monthly on the first calendar day of each month commencing on September 1, 2007 and on the Maturity Date (collectively, “Interest Payment Dates”).

(c)  All overdue accrued and unpaid principal and interest to be paid hereunder shall entail a late fee at the rate of 22% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) which will accrue daily, from the date such principal and/or interest is due hereunder through and including the date of payment.

(d) The Maker hereby agrees to allocate any and all of the funds received by the Maker or any Subsidiary during the term of the Note from the sources set forth in this Section 1(d) to, firstly, the payment of interest on this Note on the Interest Payment Dates and, secondly, the prepayment of principal on this Note in the manner as set forth in this Section 1(d):

(A) funds received by the Maker or any Subsidiary as payment pursuant to contracts and contractual arrangements (collectively, “Maker Contractual Receipts”) in the manner set forth below:

(x) for Maker Contractual Receipts of up to $250,000 during the term of this Note, the Maker shall have no obligation, but shall have the right, to apply such funds toward the payment of interest and principal on this Note;

(y) for Maker Contractual Receipts from $250,000 through $1,000,000 during the term of this Note, the Maker shall apply 50% of such funds toward the payment of interest and principal on this Note; and

(z) for Maker Contractual Receipts over $1,000,000 during the term of this Note, the Maker shall apply 100% of such funds toward the payment of interest and principal on this Note;

(B) funds received by the Maker as payment upon the sale of any debt (including any lines of credit) or equity or equity derivative securities of the Maker (“Sale of Securities Proceeds”), provided that the Maker shall apply 100% of Sale of Securities Proceeds during the term of this Note toward the payment of interest and principal on this Note; and

(C)  funds received by the Maker as payment upon the sale of any assets of the Maker (“Sale of Assets Proceeds”), provided that the Maker shall apply 100% of Sale of Assets Proceeds during the term of this Note toward the payment of interest and principal on this Note.

All funds received pursuant to subparagraphs (A), (B) or (C) above shall be paid by the Maker to the Payee within 5 business days of their receipt.

2.  Secured Obligation. The obligations of the Maker under this Note are secured by all of the assets of the Maker and its subsidiaries pursuant to the Loan and Security Agreement.

3.  Prepayment. The Maker may prepay any portion of the principal amount of this Note upon at least 3 business days’ notice to the Payee. Any such prepayments shall be pro rata among all holders of the series of Notes of which this Note is a part.

4. Events of Default.

(a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)  any default in the payment of the principal of, or the interest on, this Note, as and when the same shall become due and payable;

(ii)  Maker shall fail to observe or perform any obligation or shall breach any term or provision of this Note and such failure or breach shall not have been remedied within 10 days after the date on which notice of such failure or breach shall have been delivered;

(iii)  Maker or any of its subsidiaries shall fail to observe or perform any of their respective obligations owed to Payee or any other covenant, agreement, representation or warranty contained in, or otherwise commit any breach hereunder or in any of the Transaction Documents or any other agreement executed in connection herewith;

(iv)  Maker or any of its subsidiaries shall commence, or there shall be commenced against Maker or any subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or any subsidiary, or there is commenced against Maker or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker or any subsidiary makes a general assignment for the benefit of creditors; or Maker or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Maker or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker or any subsidiary for the purpose of effecting any of the foregoing;

(v)  Maker or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Maker or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, regardless of whether the holder or holders of any such indebtedness actually make any declaration of default or acceleration; including, without limitation, any default by Maker of any of its obligations under any of those certain 8% Convertible Notes described on Schedule 5(h) to the Loan and Security Agreement; or

(vi)  Maker (a) shall be a party to any Change of Control Transaction (as defined below), (b) shall agree to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) shall redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of Maker, or (d) shall make any distribution or declare or pay any dividends (in cash or other property, other than Common Stock) on, or purchase, acquire, redeem, or retire any of Maker's capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Maker, by contract or otherwise) of in excess of 33% of the voting securities of Maker, (ii) a replacement at one time or over time of more than one-half of the members of Maker's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Maker with or into another entity that is not wholly-owned by Maker or the consolidation or sale of 33% or more of the assets of Maker in one or a series of related transactions, or (iv) the execution by Maker of an agreement to which Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii); or

(vii) trading in the Common Stock shall have been suspended by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., or the Company’s principal Trading Market for any period in excess of 5 Trading Days.

(b) If any Event of Default occurs, the full principal amount of this Note, together with all accrued interest thereon, shall become, at the Payee's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the acceleration of this Note, the interest rate on this Note shall accrue at the rate of 22% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

5. Negative Covenants.  So long as any portion of this Note is outstanding, the Maker will not and will not permit any of its Subsidiaries to directly or indirectly:

a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Payee;

d) except as contractually required by the Maker as of the date of issuance of this Note, repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of securities;

e) enter into any agreement with respect to any of the foregoing;

f) pay any accrued salaries for any officer or director of the Company or any subsidiary accrued prior to the date hereof; or

g) pay cash dividends or distributions on any equity securities of the Maker.

“Permitted Indebtedness” shall mean (a) the indebtedness evidenced by this Note, and (b) the indebtedness of the Maker existing on the date of issuance of this Note.

“Permitted Lien” shall mean the individual and collective reference to the following: (a) liens in connection with this Note; (b) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Maker) have been established in accordance with generally accepted accounting procedures; and (c) liens imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of business, and (x) which do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Maker and its consolidated subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien.

6. No Waiver of Payee's Rights. All payments of principal and interest shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

7.  Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8.  Cumulative Rights and Remedies; Usury. The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, the Loan and Security Agreement, or applicable law (including at equity). The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time. If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.  Use of Proceeds. Maker shall use the proceeds from the sale of this Note to the Payee for working capital purposes as set forth in Schedule H of the Loan and Security Agreement and shall not use such proceeds for (a) the satisfaction of any portion of Maker’s or subsidiary’s debt (other than payment of trade payables in the ordinary course of Maker's business and prior practices), (b) the redemption of any of Maker’s or subsidiary’s equity or equity-equivalent securities, (c) the settlement of any outstanding litigation or (d) the payment of the previously earned salary or bonus of any director or officer of the Maker.

10.  Collection Expenses. If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.

11.  Severability. If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

12.  Successors and Assigns. This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.

13.  Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

14.  Governing Law; Arbitration. This Note shall be governed by and construed in accordance with the internal laws of the State of Nevada. Any controversy or claim arising out of or related to this Debenture or the breach thereof, shall be settled by binding arbitration in New York, New York in accordance with the Expedited Procedures (Rules 53-57) of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). A proceeding shall be commenced upon written demand by the Company or Buyer to the other. The arbitrator(s) shall enter a judgment by default against any party, which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator, unless the amount alleged to be in dispute exceeds two hundred fifty thousand dollars ($250,000), in which case three (3) arbitrators shall preside. The arbitrator(s) will be chosen by the parties from a list provided by the AAA, and if the parties are unable to agree within ten (10) days, the AAA shall select the arbitrator(s). The arbitrators must be experts in securities law and financial transactions. The arbitrators shall assess costs and expenses of the arbitration, including all attorneys’ and experts’ fees, as the arbitrators believe is appropriate in light of the merits of the parties’ respective positions in the issues in dispute. Each party submits irrevocably to the jurisdiction of any state court sitting in New York, New York or to the United States District Court sitting in New York, New York for purposes of enforcement of any discovery order, judgment or award in connection with such arbitration. The award of the arbitrator(s) shall be final and binding upon the parties and may be enforced in any court having jurisdiction. The arbitration shall be held in such place as set by the arbitrator(s) in accordance with Rule 55. With respect to any arbitration proceeding in accordance with this section, the prevailing party’s reasonable attorney’s fees and expenses shall be borne by the non-prevailing party.

Although the parties, as expressed above, agree that all claims, including claims that are equitable in nature, for example specific performance, shall initially be prosecuted in the binding arbitration procedure outlined above, if the arbitration panel dismisses or otherwise fails to entertain any or all of the equitable claims asserted by reason of the fact that it lacks jurisdiction, power and/or authority to consider such claims and/or direct the remedy requested, then, in only that event, will the parties have the right to initiate litigation respecting such equitable claims or remedies. The forum for such equitable relief shall be in either a state or federal court sitting in New York, New York. Each party waives any right to a trial by jury, assuming such right exists in an equitable proceeding, and irrevocably submits to the jurisdiction of said New York court. Nevada law shall govern both the proceeding as well as the interpretation and construction of this Note and the transaction as a whole. Notwithstanding the preceding provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. The parties further agree that they shall not have a remedy of punitive or exemplary damages against any other party and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any action whether the action is brought by arbitration or judicially.

15. Notice.  Any and all notices or other communications or deliveries to be provided by the Payee hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Maker, Brendan Technologies, Inc. (a Nevada corporation), or such other address or facsimile number as the Maker may specify for such purposes by notice to the Payee delivered in accordance with this paragraph. Any and all notices or other communications or deliveries to be provided by the Maker hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Payee at the address of the Payee appearing on the books of the Maker (as set forth in the Loan and Security Agreement), or if no such address appears, at the principal place of business of the Payee. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if delivered by hand or by telecopy that has been confirmed as received by 5:00 p.m. on a business day, (ii) one business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 p.m. on any day, or (iii) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested.

16. Required Notice to Payee. The Payee is to be immediately notified by the Maker, in accordance with Section 16, of the existence or occurrence of any Event of Default.

17. Capacity of Agent. Maker acknowledges that the Payee has appointed an Agent to act on its behalf under certain circumstances as set forth in the Loan and Security Agreement.

18. Transferability of Note. Subject to compliance with any applicable securities laws, this Note and all rights hereunder are transferable, in whole or in part, upon surrender of this Note at the principal office of the Maker, together with a written assignment or endorsement of this Note duly executed by the Payee or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Maker shall execute and deliver a new Note or Notes in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Note evidencing the portion of this Note not so assigned, and this Note shall promptly be cancelled.

  The undersigned signs this Note as a maker and not as a surety or guarantor or in any other capacity.

BRENDAN TECHNOLOGIES, INC., a Nevada corporation

By:
Name: Title: